                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 2006, and from October 31, 2005 (date of our last examination) through May 31, 2006.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2006, and from October 31, 2005 (date of our last examination) through May 31, 2006, with respect to securities reflected in the investment accounts of the Funds.


SCHWAB CAPITAL TRUST


/s/ Evelyn Dilsaver                               January 5, 2007
-----------------------------------------         -----------------------------
Evelyn Dilsaver                                   Date
President and Chief Executive Officer





/s/ George Pereira                                January 5, 2007
-----------------------------------------         -----------------------------
George Pereira                                    Date
Principal Financial Officer and Treasurer

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 2006. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2006, (without prior notice to management) and with respect to agreement of security purchases and sales, for the period from October 31, 2005 (date of our last examination), through May 31, 2006:

- Review of the Funds' underlying mutual fund investments at May 31, 2006 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date;

- Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at May 31, 2006 with Boston Financial Data Services ("BFDS");

- Review of CSC's reconciliation of their books and records of the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at May 31, 2006, in all material respects;

- Agreement of the Funds' underlying mutual fund investments at May 31, 2006 recorded on the books and records of the Funds to the books and records of CSC.

- Confirmation with BFDS of total shares purchased and total shares redeemed for a sample of separate days during the period from October 31, 2005 through May 31, 2006, related to CSC's omnibus accounts for the underlying mutual fund investments.

- Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from October 31, 2005 through May 31, 2006 from the books and records of the Funds to the books and records of CSC.

We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2006 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
January 5, 2007

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:      Date examination completed:

                   811-7704                            May 31, 2006

2.    State Identification Number:

AL    --            AK    60055522      AZ    41146            AR    60017063      CA    505-6972        CO    IC 1993 06 160
CT    1032978       DE    45697         DC    60023975         FL    Exempt        GA    SC-MF-019938    HI    --
ID    58399         IL    60005106      IN    93-0319 IC       IA    I-60273       KS    2005S0001037    KY    60012844
LA    100858        ME    10008613      MD    SM20051285       MA    --            MI    9450744         MN    R-36652.1
MS    60038625      MO    1993-00496    MT    54740            NE    63529         NV    --              NH    --
NJ    BEM-2865      NM    20224         NY    S31-22-20        NC    3181          ND    AR190           OH    47550
OK    SE-2109513    OR    2005-808      PA    1993-05-025MF    RI    --            SC    MF15894         SD    34178
TN    RM05-3658     TX    C 77192       UT    006-9580-98      VT    6/29/05-30    VA    116961          WA    60039059
WV    MF 52718      WI    495564-03     WY    18237            PUERTO RICO               S-29569

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                 811-7704                                     May 31, 2006

2.    State Identification Number:

AL    --            AK    60039730      AZ   20205            AR            60008428       CA   505-6972        CO    IC-1993-06-160
CT    214160        DE    339           DC   60009385         FL            Exempt         GA   SC-MF-019938    HI    --
ID    49355         IL    60005106      IN   93-0319 IC       IA            I-41482        KS   1998S0001357    KY    60005040
LA    106615        ME    213755        MD   SM19981147       MA            --             MI   924329          MN    R-36652.1
MS    MF-98-08-129  MO    1993-00496    MT   39119            NE            35,612         NV   --              NH    --
NJ    BEM-1167      NM    4944          NY   S-30-55-49       NC            3181           ND   V578            OH    47486
OK    SE-2119213    OR    1995-665-4    PA   1993-05-025MF    RI            --             SC   MF11533         SD    15702
TN    RM05-3658     TX    C-56104       UT   004-8656-45      VT            5/07/98-01     VA   116961          WA    60020838
WV    MF 32088      WI    349089-03     WY   18237            PUERTO RICO                       S-19466

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                   May 31, 2006

2.    State Identification Number:

AL   --              AK    60036878     AZ   13076            AR           60008422      CA    505-6972       CO    IC-1993-06-160
CT   214153          DE    3149         DC   60009290         FL           Exempt        GA    SC-MF-019938   HI    --
ID   45975           IL    60005106     IN   93-0319 IC       IA           I-34553       KS    1996S0000067   KY    60005040
LA   106615          ME    202648       MD   SM19950826       MA           95-0438       MI    928265         MN    R-36652.1
MS   MF-95-07-106    MO    1993-00496   MT   33571            NE           29,687        NV    --             NH    --
NJ   BEM-1167        NM    11440        NY   S 27-32-26       NC           3181          ND    N129           OH    47486
OK   SE-2119210      OR    1995-665-1   PA   1993-05-025MF    RI           --            SC    MF9250         SD    6517
TN   RM05-3658       TX    C-48139      UT   004-8656-45      VT           7/24/95-14    VA    116961         WA    60014080
WV   BC-30435        WI    303932-03    WY   18237            PUERTO RICO                      S-16021

      Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                   811-7704                                 May 31, 2006

2.    State Identification Number:

AL   --             AK    60036879      AZ    13077            AR            60008421      CA    505-6972        CO   IC-1993-06-160
CT   214151         DE    3150          DC    60009291         FL            Exempt        GA    SC-MF-019938    HI   --
ID   45978          IL    60005106      IN    93-0319 IC       IA            I-34554       KS    1996S0000069    KY   60005040
LA   106615         ME    202647        MD    SM19950827       MA            95-0423       MI    928266          MN   R-36652.1
MS   MF-95-07-083   MO    1993-00496    MT    33573            NE            29,680        NV    --              NH   --
NJ   BEM-1167       NM    15784         NY    --               NC            3181          ND    N130            OH   47486
OK   SE-2119211     OR    1995-665-2    PA    1993-05-025MF    RI            --            SC    MF9261          SD   6516
TN   RM05-3658      TX    C-48129       UT    004-8656-45      VT            7/24/95-13    VA    116961          WA   60014088
WV   BC-30436       WI    303935-03     WY    18237            PUERTO RICO                       S-16019

      Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                 811-7704                                   May 31, 2006

2.    State Identification Number:

AL    --            AK   60034922     AZ   13078          AR           60008420      CA    505-6972         CO     IC-1993-06-160
CT    214152        DE   3151         DC   60009292       FL           Exempt        GA    SC-MF-019938     HI     --
ID    45976         IL   60005106     IN   93-0319 IC     IA           I-34555       KS    1996S0000068     KY     60005040
LA    106615        ME   202646       MD   SM19950820     MA           95-0424       MI    928267           MN     R-36652.1
MS    MF-95-07-080  MO   1993-00496   MT   33572          NE           29,681        NV    --               NH     --
NJ    BEM-1167      NM   15782        NY   S 27-32-28     NC           3181          ND    N131             OH     47486
OK    SE-2119212    OR   1995-665-3   PA   1993-05-025MF  RI           --            SC    MF9260           SD     6518
TN    RM05-3658     TX   C-48130      UT   004-8656-45    VT           7/24/95-15    VA    116961           WA     60014083
WV    BC-30437      WI   303933-03    WY   18237          PUERTO RICO                      S-16002

      Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                  May 31, 2006

2.    State Identification Number:

AL    --            AK    60055518      AZ    41142            AR            60017059     CA    505-6972         CO   IC 1993 06 160
CT    1032982       DE    45693         DC    60023971         FL            Exempt       GA    SC-MF-019938     HI   --
ID    58395         IL    60005106      IN    93-0319 IC       IA            I-60269      KS    2005S0001033     KY   60012844
LA    100858        ME    10008609      MD    SM20051289       MA            --           MI    945073           MN   R-36652.1
MS    60038621      MO    1993-00496    MT    54741            NE            63524        NV    --               NH   --
NJ    BEM-2865      NM    20223         NY    S31-22-19        NC            3181         ND    AR186            OH   47550
OK    SE-2109509    OR    2005-804      PA    1993-05-025MF    RI            --           SC    MF15893          SD   34179
TN    RM05-3658     TX    C 77193       UT    006-9580-98      VT            6/29/05-31   VA    116961           WA   60039055
WV    MF52719       WI    495560-03     WY    18237            PUERTO RICO                      S-29570

      Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                 811-7704                                    May 31, 2006

2.    State Identification Number:

AL    --            AK    60055519      AZ    41143            AR            60017060     CA     505-6972        CO   IC 1993 06 160
CT    1032981       DE    45694         DC    60023972         FL            Exempt       GA     SC-MF-019938    HI   --
ID    58396         IL    60005106      IN    93-0319 IC       IA            I-60270      KS     2005S0001034    KY   60012844
LA    100858        ME    10008610      MD    SM20051288       MA            --           MI     945074          MN   R-36652.1
MS    60038622      MO    1993-00496    MT    54742            NE            63525        NV     --              NH   --
NJ    BEM-2865      NM    20222         NY    S31-22-18        NC            3181         ND     AR187           OH   47550
OK    SE-2109510    OR    2005-805      PA    1993-05-025MF    RI            --           SC     MF15892         SD   34177
TN    RM05-3658     TX    C 77194       UT    006-9580-98      VT            6/29/05-32   VA     116961          WA   60039056
WV    MF 52720      WI    495561-03     WY    18237            PUERTO RICO                       S-29571

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                  May 31, 2006

2.    State Identification Number:

AL     --            AK   60055521      AZ   41144           AR           60017062       CA   505-6972         CO     IC 1993 06 160
CT     1032980       DE   45695         DC   60023974        FL           Exempt         GA   SC-MF-019938     HI     --
ID     58398         IL   60005106      IN   93-0319 IC      IA           I-60272        KS   2005S0001036     KY     60012844
LA     100858        ME   10008612      MD   SM20051290      MA           --             MI   945076           MN     R-36652.1
MS     60038624      MO   1993-00496    MT   54744           NE           63527          NV   --               NH     --
NJ     BEM-2865      NM   20221         NY   S31-22-16       NC           3181           ND   AR188            OH     47550
OK     SE-2109512    OR   2005-807      PA   1993-05-025MF   RI           --             SC   MF15891          SD     34176
TN     RM05-3658     TX   C 77195       UT   006-9580-98     VT           6/29/05-33     VA   116961           WA     60039058
WV     MF 52721      WI   495563-03     WY   18237           PUERTO RICO                      S-29572

      Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]




1.    Investment Company Act File Number:            Date examination completed:

                811-7704                                    May 31, 2006

2.    State Identification Number:

AL    --             AK    60055520      AZ    41145            AR            60017061      CA   505-6972        CO   IC 1993 06 160
CT    1032979        DE    45696         DC    60023973         FL            Exempt        GA   SC-MF-019938    HI   --
ID    58397          IL    60005106      IN    93-0319 IC       IA            I-60271       KS   2005S0001035    KY   60012844
LA    100858         ME    10008611      MD    SM20051291       MA            --            MI   945075          MN   R-36652.1
MS    60038623       MO    1993-00496    MT    54743            NE            63528         NV   --              NH   --
NJ    BEM-2865       NM    20220         NY    S31-22-17        NC            3181          ND   AR189           OH   47550
OK    SE-2109511     OR    2005-806      PA    1993-05-025MF    RI            --            SC   MF15890         SD   34175
TN    RM05-3658      TX    C 77196       UT    006-9580-98      VT            6/29/05-34    VA   116961          WA   60039057
WV    MF 52722       WI    495562-03     WY    18237            PUERTO RICO                      S-29573

      Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104